Q1 2025 Sturm Ruger & Company, Inc. Earnings Call Transcript

May 1, 2025

Corporate Speakers

•	Todd Seyfert; Sturm Ruger & Co; President & Chief Executive Officer
•	Sarah Colbert; Sturm Ruger & Co; VP, Administration and Incoming General Counsel
•	Tom Dineen; Sturm Ruger & Co; Chief Financial Officer

Participants

•	Rommel Dionisio; Aegis Capital; Analyst
•	Mark Smith; Lake Street; Analyst

PRESENTATION

Operator: Welcome to the Q1 2025 Sturm, Ruger and Company Inc, Earnings Call.

(Operator Instructions) I would now like to turn it over to Todd Seyfert, President and CEO for opening comments.

Todd Seyfert: Good morning, everyone. Thank you for joining us today for Sturm, Ruger & Company's First Quarter 2025 Earnings Call.

This is my first call as president and CEO.

I want to begin by expressing my sincere appreciation to all of you, our shareholders, our customers, our employees and our partners for your continued support and engagement.

Before we get started, I would like to turn it over to Sarah Colbert, our Vice President of Administration and Incoming General Counsel for the caution on forward-looking statements.

Sarah Colbert: I would like to remind everyone that some of the statements we make today will be forward-looking in nature.

These statements reflect our current expectations, but actual results could differ materially due to a number of uncertainties and risks.

You can find more information about these factors in our most recent Form-10K and other filings with the SEC.

We do not undertake any obligation to update these forward-looking statements.

Todd Seyfert: Thank you, Sarah.

I'm honored to lead Ruger at this exciting moment in our history.

It's been just over 60 days since I stepped into the CEO role and I visited our facilities, spent time with teams across the organization, met with our distributors, retailers and consumers, and heard first hand from the people who power this company. Those interactions have only reinforced what I already knew. Ruger is a company grounded in craftsmanship, integrity and relentless commitment to quality, from the production lines in Arizona, North Carolina, New Hampshire and Missouri, to the engineers behind our latest product innovations, I've been inspired by the pride, the passion and the deep rooted expertise of our employees.

Before we dive into the numbers, I'd like to take a moment to recognize someone who has been a central figure in Ruger story over the last several decades.

My predecessor, Chris Killoy. Chris spent more than 20 years at Ruger. His leadership has had a profound impact on our company and our culture. Chris helped shape Ruger's modern era, guiding us through periods of record growth, major product innovations and operational improvements that have elevated our reputation across the industry. His contributions extend beyond Ruger.

Chris has dedicated over 30 years to the firearms industry, and his legacy reflects a deep commitment to responsibility safety and advancing the industry in meaningful ways. He's been a respected voice, a steady hand, and a true ambassador for our company and industry in general, I want to personally thank Chris for his service, for the values he upheld, and for the strong team he helped build here at Ruger. His impact will be felt for many years to come.

Tom Dineen will now provide the financial results for the first quarter of 2025.

Tom Dineen: Thanks Todd.

In the first quarter of 2025 we delivered solid performance with strong demand across several key product categories and a focus on operational improvements. Net sales were $135.7 million and diluted earnings were 46 cents per share. For the corresponding period in 2024, net sales were $136.8 million and diluted earnings were $0.40 per share.

Our profitability improved in the first quarter of 2025 from the prior year, as our gross margin increased from 21.5% to 22%. The higher margin was driven by favorable leveraging of fixed costs resulting from increased production, despite $800,000 of deferred revenue related to sales promotions at March 29, 2025.

Our cash and short term investments totaled $108 million. Our short term investments are invested in United States Treasury bills and in a money market fund that invests exclusively in United States Treasury instruments which mature within one year at March 29, 2025.

Our current ratio was 4.6 to 1, and we had no debt.

Stockholders’ equity was $321 million which equates to a book value of $19.39 per share, of which $6.53 was cash and short term investments.

In the first quarter of 2025 we generated $11.1 million of cash from operations and capital expenditure totaled $1.1 million. We expect our 2025 capital expenditures will increase from recent years and may exceed $30 million as we invest in new product introductions, expand capacity, upgrade our manufacturing capabilities and strengthen our facility infrastructure.

In the first quarter of 2025 the company returned $7 million to its shareholders through the payment of $4 million of quarterly dividends and the repurchase of 79,000 shares of our common stock in the open market at an average price of $37.74 per share for a total of $3 million. Our board of directors declared an 18 cent per share quarterly dividend for shareholders of record as of May 16, 2025, payable on May 30, 2025.

As a reminder, our quarterly dividend is approximately 40% of net income and therefore varies quarter to quarter. Our variable dividend strategy, coupled with our strong debt free balance sheet, allows us to continually and consistently provide returns to our shareholders without sacrificing our ability to capitalize on opportunities that emerge.

As you can see, our strong financial foundation continues to be a key strength and a competitive advantage for us as we continue to push for consistent growth and shareholder returns.

Now back to you, Todd.

Todd Seyfert: Thanks Tom. Throughout the quarter, we continued to operate with discipline and focus as we transitioned to our new leadership team.

The challenges in the firearms market are clear and well documented across the industry. For example, one data source we look at is retail BI, which aggregates data from over 2000 retailers across the US. This data provides statistically significant insights into market trends, sales performance and inventory dynamics. In their Q1 2025 report, retail firearm unit sales declined 9.6% year over year, with revenue down 11.5%. Handguns, rifles and shotguns were all under pressure and adjusted NICS checks declined by 4.2% despite these headwinds.

I'm proud to report that Ruger remained flat in sales while staying profitable.

My mindset as CEO is that although the firearms industry may be cyclical, Ruger does not have to be, and our performance this quarter supports that. With continued demand for many of our products including the RXM pistol, the Ruger American generation II rifles, our 10/22 rifles, the LCP Max pistol, and the Marlin family of lever action rifles, we are actively working to identify areas where we can increase output while seeking out opportunities in production and driving efficiencies across the company.

Our flexible manufacturing model allowed us to adjust production based on demand while maintaining our focus on safety, quality, delivery and cost.

Our biggest opportunities remain new product innovation, where our new product sales accounted for 40.7 million or 31.6% of net firearm sales for the quarter.

As always, new product sales include only major new products that were introduced in the past two years. These are high demand platforms that continue to resonate with customers across a variety of segments including the RXM pistol, the second generation Ruger American rifle, Marlin lever action rifles, the Ruger 10/22, with carbon fiber barrel, and the fourth generation Ruger precision rifle. We are now looking strategically at areas where we can maximize production to better meet consumer demand, while positioning ourselves for long term growth with innovative new products.

Additionally, we continue to leverage our brand through collaborations with other great companies in the industry, such as the RXM pistol with Magpul Industries and the recent Q2 launch of RXD suppressors with Dead Air silencers.

In the coming years, we have plans for expanding availability of existing models, while also increasing our speed to market on our product roadmaps to offer greater configurations of recently launched models. The execution of this plan will require a capital investment to exceed our historical $20 million per year.

We're focused on creating platforms that are not only reliable, but versatile and customizable to meet a wide range of consumer needs.

We are excited about the pipeline of new releases on the horizon. None of this would be possible without the dedication and expertise of our more than 1800 employees across the country.

I am grateful for their support and openness during this leadership transition, and their willingness to embrace my vision for Ruger moving forward. Their craftsmanship, pride in our brand, and commitment to excellence set Ruger apart in this industry.

As CEO, one of my top priorities is continuing to invest in our people through training development and tools that help them thrive.

As we look to the remainder of 2025 we are planning to be in growth mode. Although we, like the rest of the industry, see weakening consumer demand, tough financial markets and uncertainty in supply chain, availability and costs, we have a solid pipeline of new products, strong demand for recently launched new models, and ample opportunity to scale our operations in alignment with market needs.

Our focus is clear, invest in our culture people and organizational efficiency, expand our production capabilities to meet product specific demand, deliver safe, reliable and innovative products for our consumers operate with financial discipline and transparency and maximize shareholder value, continuing to prove that Ruger is a solid investment for the future.

We recognize that the broader environment remains dynamic, with our experienced leadership team, strong, debt free balance sheet, reduced inventories at distribution, and a full pipeline of recently launched and soon to be announced new products, Ruger is positioned for success.

As we continue into 2025 and beyond, we will build a culture of accountability and innovation that will ensure Ruger remains the largest and best commercial firearms manufacturer. Needless to say we are confident in our ability to meet the moment and shape the future.

Operator, can we please have the first question?

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Your first question comes in the line of Rommel Dionisio with Aegis Capital.

Rommel Dionisio: Thanks for taking my question. You made a comment about some higher than normal investment in capital expenditure.

But I just want to think about that philosophically. It sounds like you're prepping for, I don't want to put words in your mouth, but are you prepping for sort of a more aggressive kind of pace of new product launches?

I mean, obviously, when you put CapEx into it, that's not just a variable expense. That's investing in the future for a longer term, you know focus.

And I wonder if you could just talk about that just philosophically, are you expect the pace of new product launches to accelerate as time goes on? How should we think about that? Thanks.

Todd Seyfert: Yes. We do so. Rommel, I think the biggest opportunity for us is really the pace of new product introductions, and with some of the backlog that we have, making sure that, from a from an investment in machines and capacity expansion, we align those two efforts. So we will be more aggressive in terms of the pace of the launches.

We have a full pipeline of roadmaps for our product categories, and so we're going to pace those launches with the appropriate capital to get them to the market faster.

Rommel Dionisio: Okay. Great.

And, obviously, new products isn't just production. There's marketing and product development that goes along with that. How should we kind of think about that in terms of the impacts to the bottom line and over the next several quarters, how should we kind of think about the pace of investments, sales and marketing dollars? Thanks.

Todd Seyfert: So I think the other opportunity for us is, from a sales and marketing perspective, you're seeing some of the relationships in terms of the product launches.

I would tell you that as we do more, obviously, we'll need to support that a little bit better, as well as the sales team. And so, we will continue to monitor current environment and pace our investments appropriately with the current environment. I really think in the short term, it's going to be more capital related than it is going to be expense related in the short term. And as we grow those introductions, I think you'll see those be parallel in the out months and out years.

Rommel Dionisio: Okay maybe just one final one on new products.

Is there a particular category that you kind of foresee a kind of a really significant opportunity?

Obviously, not to ask you what you're about to launch here, but just philosophically, is there a particular category of firearms that you really see as a big opportunity for product launches?

Todd Seyfert: So as you know, we don't talk about kind of future product introductions.

I would tell you that we have a robust pipeline across all of our product platforms, and we're prioritizing those based on feedback and market opportunities that we see.

And so, we're going to think about it really in terms of the platforms that we have and expanding platforms in the short term.

Operator: Your next question comes in line of Mark Smith with Lake Street.

Mark Smith: I want to just drill down at first, maybe on RXM, as we look at the success of that product launch, can you talk about maybe the impact that it had on ASP during the quarter?

Todd Seyfert: Yes, absolutely.

So, as you know, that product was launched late last year in December, and it's been -- it's been an excellent launch for us.

I think what you're seeing is, as we've ramped up and studied that line, the ASP is – has -- it has had an effect on our ASP in the short term. We find that as we get lines built up and get up to a steady state, we'll start to see that from our -- from an overall perspective, we're getting more firearms out the door than we were December. So there's a little bit of effect on ASP based on that ramp up.

So that that would kind of help you understand the first quarter ASP relative to maybe what it was in Q4.

Mark Smith: Okay, and just kind of staying on RXM, Todd, you talked about kind of platforms a little bit more. Is that one maybe a good product for us to watch? Kind of how you expect to build out a platform for firearms going forward.

Todd Seyfert: Absolutely, Mark.

I think it's one of the better opportunities for us in terms of that style of handgun. As we know, people are very passionate about that. Magpul is a great partner, and we have -- there's a lot to come in terms of building out around the RXM. And so, that's very important to the future, not just in specific, to specific models, but the environment around the model through accessories. So.

Mark Smith: Okay. And then I did just want to ask about kind of, if there's any margin pressure, as we think about tariffs, other inflationary pressure, maybe anywhere with that is anything that that is currently maybe hurting you guys, or that you're watching on pricing that could impact results here moving forward.

Todd Seyfert: Yes. So I think what, right now, the increase in relative to tariffs, I would tell you that, obviously, it's a different difficult environment for leadership teams to kind of navigate through tariffs. Generally speaking, because we're made in USA and a majority of our components are sourced in the US, in the short term, Mark, I would say, we're not seeing a lot of immediate impacts, and that's really because we were thoughtful in terms of the raw materials needed to build out.

And so, because of our balance sheet, we've gone a little bit higher with raw materials to make sure that we're covered in the short term. So we are watching it, and we are working with our vendor partners to understand any ancillary supply chain tail that may be caught up in some of the tariffs.

But right now, in the short term, I would tell you, we're not seeing much in the immediate future, but we're paying very, very close attention to it.

Mark Smith: Okay. And I think the last one for me, just is we think bigger picture here about increased capital expenditures this year, given the kind of the environment that we're at, next being down, maybe no real catalyst for consumers to expand firearm purchases here in the near term. What gives you the confidence to expand the capacity?

Is it really more so being efficient and opportunity to dig in more to this backlog? Or do you see something out there on the consumer front, and maybe your new product launch that gives you the confidence to spend this money on these capital expenditures.

Todd Seyfert: Yes. Mark, I think it's a really combination of both.

I think with the roadmaps that we have, we feel very, very good about our launches coming up in the future. And so, getting them to market faster, I think also, in a market that can be a little bit uneasy because of our balance sheet, it gives us the ability to go out where others might not be able to invest.

And so, being aggressive and taking share is something that we're very focused on in what could be an overall down market.

We actually feel that we have opportunity to go out in certain categories, be more aggressive, take share, and we have the balance sheet to do that. So I would tell you that's how we're thinking about the market

Operator: (Operator Instructions) I'm showing no further questions at this time and would now like to turn it back to Todd Seyfert for closing remarks.

Todd Seyfert: Thank you all again for joining.

Looking ahead innovation remains our core focus. As I stated earlier, our robust pipeline of upcoming products is designed to energize the market and extend our brand reach, providing our consumers with products they desire.

We have plans in the works for expanding the availability of key models, increasing the speed to market on our new product roadmaps and offering more configurations of recently launched new models.

In addition, as a US-based manufacturer, we are uniquely positioned to navigate global trade disruptions.

Our American-made products insulate us to a degree from current tariff and supply chain uncertainties, but we are monitoring areas where these costs may still have an effect.

With that said, we will continue to plan for growth, position ourselves for long term market leadership and aggressively manage costs across the business.

We look forward to sharing more details on these initiatives and our roadmap for long term growth at the upcoming annual meeting on Thursday, May 29 at 9:00 AM.

Thank you, again, for joining us today and for your continued confidence in Sturm, Ruger and Company.

We are in a position of strength, and we're leaning into it. My priority is to keep us focused on innovation, operational excellence, and investing in the people and systems that will drive Ruger's next phase of growth.

I look forward to building that strong future together. Thank you, everyone.

Operator: Thank you for your participation in today's conference. This does conclude the program. You may now disconnect you.